Exhibit 10.1

EDEN BIOSCIENCE CORPORATION

SUMMARY OF NONEMPLOYEE DIRECTOR CASH COMPENSATION
(As of November 11, 2008)

Nonemployee directors receive the following cash compensation:

Amount ($)
Board Meeting Fee for all directors (per meeting attended)	250
Committee Meeting Fee for Committee Chairman only (per meeting attended)	250

Nonemployee directors are also reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees.